                                                                      Exhibit A

                             STOCKHOLDERS AGREEMENT

                  This STOCKHOLDER AGREEMENT (this "Agreement") is made and entered into as of this 16th day of February 2000 by and among International Paper Company, a New York corporation ("Parent"), International Paper-37, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Purchaser"), and the individuals and other parties listed on SCHEDULE A attached hereto (each, a "Stockholder" and, collectively the "Stockholders"). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

                                    RECITALS

                  WHEREAS, the Stockholders desire that Shorewood Packaging Corporation, a Delaware corporation (the "Company"), Parent and Purchaser enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") with respect to a tender offer by Purchaser to purchase any and all of the outstanding shares of common stock, $.01 par value, of the Company ("Company Common Stock") and the associated rights to purchase preferred stock, issued pursuant to the Rights Agreement, dated as of June 12, 1995, between the Company and The Bank of New York, and a business combination whereby Purchaser will be merged with and into the Company (the "Merger"); and

                  WHEREAS, the Stockholders are executing this Agreement as an inducement to Parent to enter into and execute, and to cause Purchaser to enter into and execute, the Merger Agreement.

                  NOW, THEREFORE, in consideration of the execution and delivery by Parent and Purchaser of the Merger Agreement, the foregoing premises and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS. Each Stockholder represents and warrants to Parent and Purchaser in respect of himself or itself as follows:

                  (a) The Stockholder is the beneficial owner of, and has good and marketable title to, the number of shares of Company Common Stock set forth opposite the Stockholder's name in SCHEDULE A hereto (as may be adjusted from time to time pursuant to Section 5, the Stockholder's "Shares"). Except for the Stockholder's Shares and any other shares of Common Company Stock subject hereto, the Stockholder is not the record or beneficial owner of any shares of capital stock of the Company other than shares issuable upon the exercise of options and Shares otherwise subject to this Agreement due to their ownership by other Stockholders party hereto. The Stockholder has the sole right to vote such Stockholder's Shares, and none of such Stockholder's Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Stockholder's Shares, except as contemplated by this Agreement.

                  (b) This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Stockholder's Shares are subject. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares. If the Stockholder is married and the Stockholder's Shares constitute community property or otherwise need spousal or other approval to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such spouse in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally. No trust of which such Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby. Each Stockholder hereby grants to Parent an irrevocable proxy with full power of substitution and resubstitution which shall be deemed coupled with an interest to vote such Stockholder's Shares as contemplated by Sections 3(c) and 4 hereof.

                  (c) The Stockholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder and except for such liens and encumbrances that will not interfere with the Stockholder's ability to perform his or its obligations hereunder.

                  (d) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission from Parent, Purchaser or the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder in his individual capacity.

                  (e) The Stockholder understands and acknowledges that Parent is entering into, and causing Purchaser to enter into, the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

     SECTION 2.   AGREEMENT TO TENDER OR SELL.

                  (a) Each Stockholder hereby agrees that he shall tender all of his Shares into the Offer (as defined in the Merger Agreement) and that he shall not withdraw any Shares so tendered. The parties agree that each of the Stockholders will, for all Shares tendered thereby in the Offer and accepted for payment by Purchaser, receive a price for each of its Shares equal to $21.00, or such higher per share consideration paid to other stockholders who have tendered into the Offer.

                  (b) Each Stockholder hereby agrees to enter into such agreements and take such actions as are necessary to provide that all Options held by such Stockholder are cashed out in connection with the Merger.

     SECTION 3. COVENANTS. Each Stockholder, severally and not jointly, agrees with, and covenants to, Parent and Purchaser as follows:

                  (a) The Stockholder shall not, except as contemplated by the terms of this Agreement, (i) transfer (the term "transfer" shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), any or all of the Stockholder's Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (v) subject to Section 7, take any other action that would in any way restrict, limit or interfere with the performance of his obligations hereunder or the transactions contemplated hereby. Notwithstanding anything to the contrary provided in this Agreement, the Stockholder shall have the right to transfer Shares to
     (i) any Family Member (as defined below), (ii) the trustee or trustees of a trust solely (except for remote contingent interests) for the benefit of the Stockholder and/or one or more Family Members, (iii) a charitable remainder trust for the benefit of the Stockholder and/or one or more Family Members and/or designated charities, (iv) a partnership of which the Stockholder or a Family Member owns all of the partnership interests or (v) the executor, administrator personal representative of the estate of the Stockholder; PROVIDED, THAT in the case of any such transfer, the transferee shall execute an agreement to be bound by the terms of this Agreement. "Family Member" shall mean (i) the Stockholder's spouse and (ii) any other natural person who is a lineal descendant of the Stockholder or the Stockholder's spouse or is related to the Stockholder or the Stockholder's spouse within the second degree.

                  (b) The Stockholder shall not, nor shall he permit any investment banker, attorney or other adviser or representative of the Stockholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, attorney or other adviser or representative of the Stockholder shall be deemed to be a violation of this Section 3(b) by the Stockholder.

                  (c) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Stockholder shall, including by initiating a written consent solicitation if requested by Parent, vote (or cause to be voted) the Stockholder's Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

                  (d) Until after the Merger is consummated or the Merger Agreement is terminated, the Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

     SECTION 4. COMPETING TRANSACTIONS. Each Stockholder hereby agrees to vote against or refrain from giving any consent in favor of, and not to tender his shares into any offer relating to, (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company and (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction including any consent solicitation to remove or elect any directors of the Company) involving the Company or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (each of the foregoing in clause (i) or (ii) above, a "Competing Transaction").

     SECTION 5. CERTAIN EVENTS. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other securities or rights of the Company by any Stockholder, the number of Shares listed on SCHEDULE A beside the name of the Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other securities or rights of the Company issued to or acquired by the Stockholder.

     SECTION 6. VOIDABILITY. If prior to the execution hereof, the board of directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action the acquisition of Company Common Stock by Parent and Purchaser and the other transactions contemplated by this Agreement and the Merger Agreement, so that by the execution and delivery hereof Parent or Purchaser would become, or could reasonably be expected to become, an "interested stockholder" with whom the Company would be prevented for any period pursuant to Section 203 of the Delaware General Corporation Law from engaging in any "affiliated transaction" (as such terms are defined in Section 203 of the Delaware General Corporation Law), then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

     SECTION 7. STOCKHOLDER CAPACITY. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. Each Stockholder signs solely in his capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

     SECTION 8. FURTHER ASSURANCES. Each Stockholder shall, upon request of Parent or Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Purchaser to be necessary or desirable to carry out the provisions hereof.

     SECTION 9. TERMINATION. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of (a) the date upon which the Merger Agreement is terminated in accordance with its terms or (b) the date that Parent, Purchaser or the Company shall have purchased and paid for the Shares of the Stockholders pursuant to Section 2; PROVIDED, HOWEVER, that the termination of this Agreement shall not relieve any party of liability for breach of this Agreement prior to termination.

     SECTION 10. PUBLIC ANNOUNCEMENTS. Each Stockholder will consult with Parent before issuing, and provide Parent with the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

     SECTION 11.  MISCELLANEOUS.

                  (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Merger Agreement.

                  (b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent or Purchaser, to the address set forth in the Merger Agreement; and (ii) if to any Stockholder, to the address set forth on SCHEDULE A hereto, or such other address as may be specified in writing by such Stockholder.

                  (c) Headings of Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

                  (d) This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement each signed by less than all, but together signed by all of the parties hereto. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  (e) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws or those of any other jurisdiction.

                  (f) Each of the parties hereto (1) (A) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (2) (A) agrees that any action under this Agreement may also be brought in any Federal or state court located in the City of New York, Borough of Manhattan and (B) agrees that it will not by motion or other action contest the bringing of any such action in the above mentioned courts rather than in any other venue or forum.

                  (g) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except by laws of descent. Any assignment in violation of the foregoing shall be void.

                  (h) If any term, provisions, covenant or restriction herein, or the application thereof of any circumstance, shall, to any event, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

                  (i) The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or as otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court referred to in Section 11(f) of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. In any such action for specific performance, no party will be required to post a bond.

                  (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any parry unless it shall be in writing and signed by such party.

                  (k) This Agreement may be executed by facsimile signatures by any party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

                  (l) This Agreement, including the Schedule hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, representations and warranties, and discussions, whether oral or written, among the parties hereto, with respect to the subject matter hereof. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter of this Agreement. No prior drafts of this Agreement or portions thereof shall be admissible into evidence in any action, suit or other proceeding involving this Agreement.

                  (m) Whenever this Agreement requires Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Purchaser to take such action and a guarantee of the performance thereof.

         IN WITNESS WHEREOF, Parent, Purchaser and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.


                                         INTERNATIONAL PAPER COMPANY

                                         By:  /s/  David W. Oskin
                                              ----------------------------
                                         Name:  David W. Oskin
                                         Title: Executive Vice President

                                         INTERNATIONAL PAPER - 37, INC.

                                         By:  /s/  James W. Guedry
                                              ----------------------------
                                         Name:  James W. Guedry
                                         Title: President

                                         /s/  Andrew N. Shore
                                         ----------------------------
                                         Andrew N. Shore

                                         /s/  Marc P. Shore
                                         ----------------------------
                                         Marc P. Shore

                                         SHORE FAMILY PARTNERSHIP, L.P.

                                              By:  SHORE FAMILY LLC, as sole
                                              general partner

                                              By:  /s/  Marc P. Shore
                                                   ----------------------------
                                              Name:  Marc P. Shore
                                              Title:

                                         PAUL SHORE ESTATE MARITAL TRUST

                                         By:  /s/  Marc P. Shore
                                              ----------------------------
                                         Name:  Marc P. Shore
                                         Title: Trustee

                                              /s/  Howard M. Liebman
                                              ----------------------------
                                              Howard M. Liebman

                                         PAUL SHORE MARITAL TRUST

                                         By:  /s/  Marc P. Shore
                                              ----------------------------
                                         Name:  Marc P. Shore
                                         Title: Trustee

                                   SCHEDULE A


--------------------------------------------------------------------------------
                                                       NUMBER OF SHARES OF
   NAME AND ADDRESS OF STOCKHOLDER                     COMPANY COMMON STOCK
--------------------------------------------------------------------------------
Shore Family Partnership, L.P.                       2,700,000
c/o Shorewood Packaging Corporation
277 Park Avenue
New York, NY 10172-0124
--------------------------------------------------------------------------------
Marc P. Shore                                        1,007,687
c/o Shorewood Packaging Corporation
277 Park Avenue
New York, NY 10172-0124
--------------------------------------------------------------------------------
Paul Shore Estate Marital Trust (testamentary        586,062
trust)
c/o Shorewood Packaging Corporation
277 Park Avenue
New York, NY 10172-0124
--------------------------------------------------------------------------------
Andrew N. Shore                                      163,402
c/o Shorewood Packaging Corporation
277 Park Avenue
New York, NY 10172-0124
--------------------------------------------------------------------------------
Paul Shore Marital Trust                             108,258
c/o Shorewood Packaging Corporation
277 Park Avenue
New York, NY 10172-0124
--------------------------------------------------------------------------------
Howard M. Liebman                                    86,736
1302 Azure Place
Hewlett Harbor, NY 11557
--------------------------------------------------------------------------------
